Exhibit 15.1

[LETTERHEAD OF DELOITTE AND TOUCHE LLP]

July 28, 2005

UAP Holding Corp.

7251 W. 4th Street

Greeley, CO 80634

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of UAP Holding Corp.and subsidiaries for the three-month periods ended May 29, 2005 and May 30, 2004, and have issued our report dated July 5, 2005. As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended May 29, 2005 is being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP